LETTER OF INTENT

Between

Trilliant Exploration Corporation

And

Fairfields Gold S.A. de C.V.

June 3, 2010

Trilliant Exploration Corporation, a Nevada Corporation, hereinafter (TTXP), submits this binding Letter of Intent to Fairfields Gold S.A. de C.V. hereinafter (FG) to enter into a definitive agreement with the shareholders of FG. a duly registered Mexican Corporation, hereinafter the "PARTIES", pursuant to which Fairfileds Gold S.A. de C.V. will acquire 100% of the shares of TTXP.

When countersigned by each of the parties, the following will constitute our binding Letter of Intent, outlining the general terms with respect to the acquisition by Trilliant Exploration of FG assets owned by shareholders.

1. Acquisition

It is intended that TTXP shall, subject to the terms and conditions set forth herein and in the Share Purchase Agreement (as hereinafter defined) acquire the FG shares and assets and as consideration therefore shall be required to fulfill the Share Purchase Agreement.

Trilliant Exploration will acquire the assets of FG through a reverse merger. All documents from FG will need to be audited per PCAOB standards within US GAAP in order for the final acquisition to take place.

2. Share Purchase Agreement

The parties will diligently and in good faith on or before the 15th calendar day of the signing of this agreement, execute the Share Purchase Agreement incorporating the principal terms of the contemplated transaction as set forth herein and such other terms and conditions standard in the industry for agreements of this nature.

1. Trilliant Exploration's current advisors agree to

   a. Cash deposit: $160,000 USD payable immediately upon the completion of the Share Purchase Agreement and audit into Trilliant Exploration.

b. FG Management team will take over the current Trilliant Shell and be able to elect and appoint as many board members as needed.

c. Current Trilliant Management or representative will sit on the board and also advise and consult new management regarding US regulatory and filings regulations and will be responsible for making sure that all audits, legal work and filings are done in a timely manner.

d. Current Trilliant Management or representative will advise and consult for a dual TSX listing for the raising of additional 4 - 6 MM in additional Equity or Debt.

3. Liabilities

The parties agree to hold each one harmless against any and all losses, claims, damages or liabilities to which both companies may become subject, arising of previous activities

4. Due Diligence Period

The parties shall have a due diligence period ending on the 15th calendar day after the signing of this LOI (the "Due Diligence Period"). If the results of this due diligence investigation are unsatisfactory to either party, in its sole determination, then such party will have the option at any time before the expiry of the Due Diligence Period to terminate this Letter of Agreement, unless such date and time is mutually consented to by all parties in writing.

5. No-Shop.

Both parties contemplate the expenditure of substantial time and money in connection with the preparation and negotiation of the Asset Purchase Agreement and the due diligence required thereby. Accordingly, upon execution of this Letter of agreement and for a period of 15 calendar days (the "No-Shop Period") after the signing of this agreement, neither party, directly or indirectly, through any representative or otherwise will solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider the proposal of any other person relating to the assets of FG in whole or in part, whether through direct purchase, merger, consolidation or other business combination without the written consent of FG. The parties further represent and warrant that there are no existing letters of intent, or other agreements.

6. Conditions to Closing

The parties' obligation to close the contemplated transaction will be subject to specified conditions precedent including, but not limited to, the following:

(a.) the representations and warranties of FG in the Share Purchase Agreement shall remain accurate as of the closing, and no material adverse changes in the business of TTXP OR FG shall have occurred;

(b.) FG shall have prepared and delivered to TTXP all documents relating to the Share Purchase Agreement as of closing;

7. Access to Information

Immediately upon the parties' execution of this Letter of agreement, the Parties and their respective attorneys, accountants and financial advisors will have full access during normal business hours to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other d. and documents necessary to complete the due diligence period, provided, however that such access will not materially interfere with the normal business operations of such corporation. In the event the parties terminate their discussions for any reason Trilliant Exploration will promptly return all documents and other materials so provided to it.

8. Use and Confidentiality

(a) All of the information, records, books and data to which each party and/or their respective representatives are given access as set forth above will be used by such party solely for the purpose of analyzing the other party hereto and will be treated on a confidential basis.
The terms, conditions and existence of this Letter and all further discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by the rules of any regulatory authorities.

(b) FG possess valuable proprietary information, including but not limited to, all written or computer-generated processes, trade secrets, know-how, ideas, concepts, technical experience and data, marketing methods and plans, operating, performance and cost reformation and data, computer programming techniques, software, software applications, drawings, designs, processes, schedules, documentation, specifications, construction plans, supplier lists, customer lists, contact lists, business plans, potential products and applications, working models, prototype, and other general information relating to, its subsidiaries, affiliates, related parties and the business, finances, products, technology, services (including, without limitation, any other written reports, computer diskettes and other software) related to, its subsidiaries, affiliates and related parties.

(c) All such confidential or proprietary information and all other record bearing media containing or disclosing such information and techniques and any documents, analyses, compilations, forecasts or studies prepared on the basis of such confidential information, including notes taken from verbal information exchanges, which are directly or indirectly disclosed by TTXP AND FG

(d) TTXP shall keep confidential and not publish, disseminate, distribute, disclose, sell, assign, copy, commercially exploit, or otherwise make use of any Confidential Information (whether obtained through meetings, discussions or any other exchange of information between the parties) to or for the use or benefit of TTXP or any other person, firm, corporation or entity, except as specifically approved in writing by FG or as required for evaluation of the business

(e)

9. Closing

The closing of the contemplated transaction (the "Closing") will occur as soon as reasonable possible after the satisfaction of all conditions precedent specified in the Share Purchase Agreement but in any event on or before the calendar 15th day of the due diligence, unless otherwise agreed by the parties.

10. Agreement Not to Sell; Operation of Business

The parties hereto and their respective agents will not, nor will they permit any of their respective officers employees or agents (including and without limitation, investment bankers, attorneys and accountants) directly or indirectly to, solicit, discuss, encourage or accept any offer for the purchase of such party or the business and/or the assets of such party, whether as a primary or backup offer, or take any other action with intention or reasonable foreseeable effect of leading to any commitment or agreement to sell such party or business and/or the assets of such party. In addition, the parties will conduct their respective operations according to its ordinary and usual course of business consistent with past practices and will not enter into any material transactions or incur any material liabilities without obtaining the consent of the other party hereto, which consent will not be unreasonably held or delayed. The obligation set forth in this section 8 will terminate on the 15th calendar day after the signing of this agreement (the "No-Shop Deadline"); if by such date the Closing has not occurred, unless further extended by the Parties. Notwithstanding the foregoing nothing herein shall restrict the parties hereto from taking such actions as may be required in order to discharge their obligations pursuant to applicable corporate laws.

11. Cost and Expenses

Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the contemplated transaction which may be asserted by any person based on any agreement or arrangement for payment by the other party.

11. Choice of Law

This letter of agreement shall be construed in accordance with laws of the Florida and the parties attorney to the exclusive jurisdiction of the courts of Southern District, Broward Country, Florida in respect of all disputes arising hereunder.

12. Termination

This Letter of agreement may be terminated:

(a) by mutual written consent of the parties;
(b) upon execution by the parties of the Share Purchase Agreement;
(c) upon written notice by either party during the Due Diligence Period, that the due diligence is not satisfactory; or
(d) if the Share Purchase agreement has not been executed prior to times provided, however, that the termination of the Letter of Agreement shall not affect the liability of any party of breach of any of the binding provisions relating to the Confidential Information. Upon termination, the parties shall have no further obligations hereunder save and accept as to the terms of Section 7 herein.

13. Execution in Counterpart

The parties may execute this Letter of Intent in two or more counterparts, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above. If the foregoing accurately sets forth your understanding in this regard, please date, sign and return the enclosed copy of the Letter of Intent to the undersigned.

Acknowledged and Accepted this 3 day of ___June_____ 2010

BUYER: **Fairfields Gold S.A**

____

BY: EDUARDO ZAYAS **Its Signatory**

Seller: Trilliant Exploration

____

BY: Jeff Sternberg, Its Signatory

FAIRFIELDS GOLD S.A. DE C.V.

EDUARDO ZAYAS DUENAS
PRESIDENTE
email. e.zayas@fairfieldsgold.com
www.fairfieldsgold.com
TEL 52 55 55434300
CEL 52 55 91992479